Exhibit 10.2

AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT

(Nonqualified Stock Option)

This Amendment No. 1, entered into and effective as of October 2, 2012 (this “Amendment”), amends that certain Stock Option Agreement (Nonqualified Stock Option), between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and Joel N. Waller (“Employee”), dated as of December 14, 2011 (the “Option Agreement”).  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Option Agreement.

1.                                       Amendment of Section 8 of the Option Agreement.  Section 8 of the Option Agreement is hereby amended in its entirety to read as follows:

“8.                                 Termination of Employment.

(a)                                  The option granted pursuant to this Agreement shall terminate immediately upon the termination of Employee’s employment by the Company or any subsidiary for “cause” as that term is defined in the Plan unless Employee is a party to an employment (or similar) agreement with the Company or any subsidiary that defines the word “cause,” in which case such definition shall apply for purposes of this Agreement. If Employee’s employment is terminated by the Company prior to December 13, 2012 other than for cause, then this option shall automatically become fully and immediately vested and exercisable.  If, prior to December 13, 2012, Executive’s employment ends as a result of his death or disability, then a pro rata portion of the award shall vest as follows:  for each monthly period ending on or after the 13th day of each calendar month after December 2011 and prior to December 13, 2012, 1/12th of the award shall vest.  As an example, if termination based upon Executive’s death or disability occurred on April 14, 2012, then 1/3rd (i.e., 4/12ths) of the award would vest; if such termination occurred on April 12, 2012, 1/4th (i.e., 3/12ths) would vest.  The vested portion of the option granted pursuant to this Agreement may be exercised, at whole or in part, and from time to time, at any time prior to July 1, 2016, so long as Employee’s employment with the Company has not been terminated for cause.  Notwithstanding the above, subject to the provisions of Section 16 hereof, the Company may terminate and cancel the option granted pursuant to this Agreement during the period referred to in the preceding sentence if the Company’s Board of Directors or the Committee has determined that Employee has, before or after the termination of his employment, materially breached the terms of any agreement between Employee and the Company, including any employment, confidentiality, or nonsolicit agreement, violated in a material way any Company policy or engaged in any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, such determination defined as the “Exercise Termination Determination”.  The option granted pursuant to this Agreement (or any portion thereof) which is not exercisable on the date of termination of Employee’s employment with the Company shall not be exercisable thereafter without the consent of the

Committee.  For purposes of this Agreement, “disability” shall mean any physical or mental condition which would qualify Employee for a disability benefit under any long-term disability plan then maintained by the Company or the employing subsidiary.

(b)                                 Nothing contained in this Section 8 shall be interpreted or have the effect of extending the period during which an option may be exercised beyond the Expiration Date provided in this Agreement or established by law or regulation.  Death of Employee subsequent to his employment termination shall not extend such period.”

2.                                       Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Option Agreement, all of which shall continue in full force and effect and shall be otherwise unaffected.

3.                                       This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.

4.                                       This Amendment may be executed in any number of counterparts.  Each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by an officer thereunto duly authorized, and Employee has executed this Amendment, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Luke R. Komarek
Luke R. Komarek

Title:	Senior Vice President, General Counsel

EMPLOYEE

Signed:	/s/ Joel N. Waller
Joel N. Waller